Exhibit 99.1

Key Technology Announces 2006 Third Quarter Results

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the third quarter and nine-month periods ended June 30, 2006.

Net sales for the three-month period ended June 30, 2006 totaled $21.5 million compared with $25.9 million in the same quarter last year. The net earnings for the third quarter were $359,000, or $0.07 per diluted share, compared with net earnings of $2.6 million, or $0.51 per diluted share, in the same period a year ago.

Net sales for the nine months ended June 30, 2006 were $60.7 million compared with $58.8 million for the comparable period in fiscal 2005. The Company reported a net loss for the fiscal 2006 nine-month period of $212,000, or $0.04 per diluted share, compared with net earnings of $2.3 million, or $0.44 per diluted share, for the nine-month period in fiscal 2005.

Ron Burgess, Chief Financial Officer, commented, “A significant portion of our beginning third quarter backlog for automated inspection systems and upgrades was scheduled by our customers for fourth quarter delivery, impacting shipment volume compared to fiscal 2005. As a result, automated inspection systems, including upgrades, represented only 28% of our shipments for the quarter, while process systems were approximately 46%.”

Gross profit for the third quarter of fiscal 2006 was $8.3 million compared to $11.1 million in the corresponding period last year. As a percentage of sales, gross profit was 38.7% compared to 42.8% in the third quarter of fiscal 2005. For the 2006 nine-month period, gross profit was $23.0 million compared to $23.3 million for the same period of fiscal 2005, or 37.9% and 39.6% as a percentage of sales, respectively. Gross margins for the June 2006 quarter were unfavorably affected by both product mix and a lower sales volume compared to the same period in 2005.

Operating expenses for the quarter ended June 30, 2006 were $7.9 million, or 36.6% of sales, compared to $7.0 million, or 26.9% of sales, in the same quarter last year. Operating expenses for the nine months ended June 30, 2006 were $23.6 million, or 38.8% of sales, compared to $20.1 million, or 34.1% of sales, for the corresponding period of fiscal 2005. Operating expenses related to stock-based compensation under SFAS 123(R) were $218,000 for the third quarter and $587,000 for the nine months ended June 30, 2006.

“Operating expenses for the third quarter were higher than last year largely due to continued investment in automated inspection systems and upgrade product development, as well as sales, marketing, and product development for SYMETIX, our pharmaceutical business unit. In addition, we continue to invest in our office and staff in Shanghai, China as we establish a Key Technology sales headquarters in Asia,” commented Burgess.

New orders received during the third quarter were $22.5 million compared to $19.7 million in the same period last year. Orders for the quarter increased 14% over the prior year, and were the highest order level for the third quarter in the Company’s history. The Company’s backlog at the close of the third quarter was $24.7 million compared to $15.4 million one year ago. The backlog contains a significant component of automated inspection systems, including upgrades, at 58%, while process systems represents 38%.

Burgess concluded, “We are pleased with our order volume during the third quarter and strong backlog position that positions us well for the fourth quarter. During the quarter, we introduced our wide-belt laser sorter, Optyx 6000 Raptor, allowing us to provide high resolution laser sorting for customers with larger processing lines. Strong customer acceptance of this new product is resulting in orders in both traditional and new markets.”

“While we haven’t seen the expected order volume this year in the pharmaceutical and nutraceutical markets, we remain confident in our strategy and believe that these markets represent a significant opportunity for Key. We are committed to our plans for growth and anticipate that the investments we are making today will contribute to future revenues and earnings.”

Conference Call
The Company's conference call for the June quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, August 3rd. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, the Netherlands, and a small facility in Australia, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	inadequate internal controls over financial reporting could result in an inability to accurately report the Company’s financial results.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005

Net sales	$21,510	$25,917	$60,662	$58,757
Gross profit	8,327	11,087	22,972	23,256
Operating expenses
Selling and marketing	3,918	3,395	11,182	9,532
Research and development	1,547	1,186	4,520	3,702
General and administrative	2,077	2,052	6,852	5,821
Amortization of intangibles	334	334	1,003	998
Total operating expenses	7,876	6,967	23,557	20,053
Earnings (loss) from operations	451	4,135	(475)	3,231
Earnings (loss) before income taxes	568	3,995	(297)	3,317
Net earnings (loss)	359	2,646	(212)	2,266
Net earnings (loss) available to common shareholders	359	2,607	(212)	2,230
Net earnings (loss) per common share
- basic	$0.07	$0.52	$(0.04)	$0.44
- diluted	$0.07	$0.51	$(0.04)	$0.44
Weighted average common and common equivalent shares outstanding
- basic	5,213	5,037	5,201	5,013
- diluted	5,305	5,218	5,201	5,201

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30,	September 30,
	2006	2005
	(in thousands)

Cash and cash equivalents	$13,384	$13,181
Trade accounts receivable, net	10,943	10,828
Inventories	17,007	14,860
Total current assets	45,678	42,741
Property, plant and equipment, net	4,451	4,264
Goodwill and other intangibles, net	7,726	8,733
Total assets	58,947	57,527
Current portion of long-term debt and capital lease obligations	2	1,121
Total current liabilities	17,353	15,231
Long-term debt, less current portion	0	1,199
Shareholders' equity	$41,541	$40,471

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CONTACT:	Key Technology, Inc., Walla Walla
Ronald Burgess, Chief Financial Officer - 509-529-2161